EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "**Agreement**") is executed on March 4, 2010 and effective as of January 1, 2010 ("**Effective Date**"), by and between JAKKS Pacific, Inc., a Delaware corporation ("**JAKKS**" or "**Company**") and John a/k/a Jack McGrath, an individual ("**Employee**") with Employee's address at 22619 Pacific Coast Highway, Malibu, CA 90265.

WITNESSETH:

A. Employee has been employed by JAKKS prior to executing this Agreement, and Employee and JAKKS desire to enter into an Employment Agreement to provide for Employee's continued employment on the terms and subject to the conditions set forth herein, and therefore, in consideration of the mutual promises contained herein and for other good and valuable consideration received, JAKKS and Employee agree as follows:

1. SERVICES.

(a) JAKKS hereby employs Employee during the Term (as defined below) to serve as Company's Executive Vice President-Operations with responsibilities for assisting the President and Chief Executive Officer of Company in the supervision of general day to day operations of Company and its Affiliates, including administrative and supervisory services related to such position and as needed management of other personnel engaged in such work, and to perform such duties in connection therewith on behalf of JAKKS as its Board of Directors and Executive Officers may from time to time direct that are reasonably related to Employee's responsibilities. Employee hereby accepts such employment and agrees throughout the Term to faithfully, diligently and to the best of Employee's ability, in furtherance of JAKKS' business, perform the duties so assigned or incidental to the position assumed by Employee pursuant hereto. Employee shall (i) devote full time and attention to JAKKS' business and affairs and (ii) at all times be subject to the direction and control of JAKKS' Board of Directors and Executive Officers and observe and comply with such rules, regulations, policies and practices as they may from time to time establish.

(b) As used in this Agreement, the term (i) "**Affiliate**" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise, and (ii) "**Person**" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority, or any group of the foregoing acting in concert. The term "Executive Officers" means any of Company's Chairman, Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer.

2. TERM. The employment of Employee hereunder shall commence as of the date hereof and continue until December 31, 2012, subject to earlier termination upon the terms and conditions provided elsewhere herein (the "**Term**"). As used herein, "**Termination Date**" means the last day of the Term.

3. COMPENSATION.

(a) Base Salary. As compensation for Employee's services hereunder, Company shall pay to Employee a base salary at the rate of $475,000.00 per annum (the "**Base Salary**") in substantially equal installments no less often than monthly, in accordance with Company's normal payroll practices, and subject to any required tax withholding.

(b) Bonus. In the discretion of Company, Employee may, from time to time, be awarded an annual bonus or other additional compensation, in cash or in property, in such amount as Company may determine in its sole discretion. Nothing contained in this Agreement and no action taken in respect of any bonus or additional compensation shall create or be construed to create a trust of any kind. Any bonus or other additional compensation shall be paid from general funds of Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any bonus or additional compensation hereunder.

(c) In addition to the Base Salary and other compensation provided herein, Employee may participate in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to employees of Company, to the extent Employee is eligible under the terms and conditions of any such plan, and to receive any other benefits or perquisites generally available to employees of Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term. Except as otherwise expressly provided herein, Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

4. EXPENSES.

(a) Company shall pay directly, or advance funds to Employee or reimburse Employee for, all expenses reasonably incurred by Employee in connection with the performance of Employee's duties hereunder and Company's business, upon the submission to Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices. Company shall provide Employee with suitable office space, furnishings, equipment, and support as reasonably necessary to perform services hereunder.

(b) Company shall pay to Employee a monthly automobile allowance in the gross amount of $1,000.00.

5. LOCATION. Employee shall perform the services required hereunder in Company's offices in the metropolitan Los Angeles, California area, including Malibu, California, except for travel and temporary accommodation required to perform Employee's responsibilities hereunder.

6. OFFICE. Company shall provide Employee with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are reasonably necessary for the performance of Employee's services hereunder.

7. VACATION. Employee shall be entitled to 20 days paid vacation during each full year of Employee's employment hereunder. Vacation shall be taken at such time or times as shall be agreed upon by Employee and Company and shall not be cumulative from year to year, other than as may be otherwise provided in Company's then current Employee Handbook.

8. INTELLECTUAL PROPERTY. Subject to the provisions of Sections 2870 and 2871 of the California Labor Code:

(a) Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other improvement, development or discovery, invention, trade secret, process, system, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Employee, alone or with others in connection with the design, manufacture and marketing of the products of Company and its Affiliates, or conceived, developed, created or made by Employee, alone or with others, during the Term and applicable to the business of

Company or its Affiliates, whether or not patentable or Registrable (collectively referred to as "**Trade Rights**") shall become the sole and exclusive property of Company.

(b) Employee shall disclose all Trade Rights promptly and completely to Company and shall, during the Term or thereafter, (i) execute all documents requested by Company for vesting in Company the entire right, title and interest in and to the same, (ii) execute all documents requested by Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as Company, in its sole discretion, may desire to prosecute, and (iii) give Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in other to obtain, maintain and protect Company's right therein and thereto; provided that Company shall bear the entire cost and expense of such assistance, including without limitation paying Employee reasonable compensation for any time or effort expended by Employee in connection with such assistance after the Termination Date. In furtherance of the foregoing, Employee acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Employee for Company or its Affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the "**Work**"), and any and all elements thereof, shall be deemed to constitute "works for hire" belonging to Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in Company. Employee hereby transfers and conveys to Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, "know-how", and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work. If the Work or any of the elements thereof is deemed not to be "works for hire" within the meaning of Title 17, United States Code, Section 101, then Employee hereby assigns and transfers to Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Employee hereby acknowledges. For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Employee hereby grants to Company an irrevocable power of attorney.

(c) Exception to Assignments. Under California Labor Code § 2870, I am not required to assign to JAKKS any of my rights in any Inventions that I develop entirely on my own time without using JAKKS' equipment, supplies, facilities, or trade secret information, except for Inventions that either: (i) relate, at the time the Invention is conceived or reduced to practice, to JAKKS' business or JAKKS' actual or demonstrably anticipated research or development; or (ii) result from any of my work performed for JAKKS. I shall advise JAKKS' General Counsel, promptly in writing and via facsimile to (310) 455-6302, of any inventions that I believe meet such provisions and are not otherwise disclosed on Schedule A.

9. CONFIDENTIAL INFORMATION.

(a) Employee shall hold in a fiduciary capacity for the benefit of Company all confidential or proprietary information relating to or concerned with Company and its Affiliates (as defined herein) or their products, prospective products, operations, business and affairs ("Information"). Information shall be identified by Company's procedures and efforts to prevent the disclosure of the information to third parties and/or Company's employees generally. Employee shall not, at any time hereafter, use or disclose any Information to any person other than to Company or its designees or except as may otherwise be required in connection with the business and affairs of Company, and in furtherance of the foregoing Employee agrees that Employee will (i) receive, maintain and hold Information in strict confidence and will use the same level of care in safeguarding it as Employee uses with Employee's own

confidential material of a similar nature, (ii) take all such steps as may be reasonably necessary to prevent the disclosure of Information, and (iii) not use Information without first obtaining Company's consent to such use.

(b) The non-disclosure obligations in paragraph (a) of this Section shall not extend to any portion of Information that i) is now or becomes hereafter generally available to the public (other than as a result of disclosure by Employee in violation of the restrictions in this Agreement), (ii) was known to Employee prior to disclosure, (iii) was not acquired, directly or indirectly and/or in any manner, from Company or any of its Affiliates and which Employee lawfully had in Employee's possession prior to the date of this Agreement.

(c) At any time upon written request by Company, all Information and all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of Employee that relates to Information, including all copies and/or any other form of reproduction and/or description thereof, shall, at Company's option, be returned to Company or destroyed.

(d) If Employee becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of Information, Employee shall provide Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If that such protective order or other remedy is not obtained, or Company waives compliance with the provisions hereof, Employee agrees to furnish only such portion of the Information that is legally required to be furnished.

(e) Employee shall not, at any time during the Term, use or disclose any Information to Company while performing services for Company that Employee obtained from any prior employer and that Employee is under a legal, contractual, or ethical obligation not to disclose.

10. RESTRICTIVE COVENANTS.

(a) During the Term, and for a further period of one (1) year thereafter, Employee shall not, directly or indirectly, for himself or herself or on behalf of any other Person, attempt in any manner directly or indirectly to (i) entice away from the employ of or relationship with Company or its Affiliates or otherwise interfere with the relationship of Company or its Affiliates with any employee, independent contractor or consultant then working for Company or its Affiliates, or any vendor, supplier, licensor, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company or its Affiliates, or (ii) persuade any vendor, supplier, licensor, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company or its Affiliates to cease doing business or to reduce the amount of business with Company or its Affiliates which any such vendor, supplier, licensor, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company or its Affiliates has customarily done or then contemplates doing with Company or such Affiliates.

(b) Employee acknowledges that the type and periods of restriction imposed in Section 10 are fair and reasonable and are reasonably required for the protection of Company and the goodwill, business and assets of Company and its Affiliates. If any of the provisions of this Section 10 relating to time, geographical area, or scope are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, or scope shall be reduced to such time, geographical area, or scope as such court shall hold to be reasonable and legally enforceable. In addition, if any court determines that any of the restrictive covenants contained in this Section 10, or any part thereof, is invalid or unenforceable, the remainder of the

restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

(c) Employee acknowledges that a breach of the provisions of this Section 10 or Section 9 would irreparably damage Company, and that once such a breach has occurred there may be no accurate way of determining the amount of damage or loss suffered by Company. Employee therefore agrees that Company may seek enforcement of the terms of this Section 10 or Section 9 through preliminary or final injunctive relief or other equitable remedy without the require to post a bond or other security.

11. TERMINATION UPON DEATH OR DISABILITY. Employee's employment hereunder shall terminate immediately upon Employee's death. In the event that Employee is unable to perform Employee's duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period, Company shall have the right to terminate Employee's employment hereunder within 60 days after the 90th day of Employee's disability or incapacity by giving Employee notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

12. TERMINATION BY COMPANY.

(a) In addition to any other rights or remedies provided by law or in this Agreement, Company may terminate Employee's employment under this Agreement for the reasons set forth in this Section 12(a) (any of which reasons shall constitute "cause"), if:

i. Employee is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to a felony offense or other crime, or a criminal offense involving the acts identified in paragraph (ii) below in this Section 12 (a); or

ii. Company's Board of Directors determines, after due inquiry, that Employee has:

A. committed fraud against, or embezzled or misappropriated funds or other assets of, Company or any of its subsidiaries or Affiliates;

B. violated, or caused Company or any of its subsidiaries or Affiliates, or any officer, employee or other agent thereof, or any other Person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on Company or its subsidiaries or Affiliates, or any material rule, regulation, policy or practice established by the Board of Directors of Company or any of its subsidiaries or Affiliates;

C. on a persistent or recurring basis, (1) failed properly to perform Employee's duties hereunder or (2) acted in a manner detrimental to, or adverse to the interests of, Company or its subsidiaries or Affiliates; or

D. violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Employee hereunder.

(b) Company may effect such termination for cause by giving Employee notice to such effect, setting forth therein the Termination Date (which may be the date such notice is given, in case such termination is based on paragraph (i) or clause A of paragraph (ii) of Section 12(a), but which shall otherwise be at least twenty-one (21) days after the date such notice is given) and, in reasonable detail, the factual basis for such termination, and, in such event, such termination shall be effective on the Termination Date set forth in such notice, unless Employee avoids such termination by curing to the reasonable satisfaction of

Company's Board of Directors the factual basis for termination set forth therein or otherwise providing the Board of Directors with information reasonably sufficient for the Board to determine that the termination should not be effected. Nothing contained herein shall prevent Company's Board of Directors from making its determination that a cause has occurred subsequent to the termination of Employee's employment hereunder.

(c) In addition to any other termination rights provided in this Agreement, Company may terminate Employee's employment under this Agreement without cause and for no reason or any reason upon six (6) months prior written notice given at any time after the first anniversary of the date of this Agreement.

13. COMPENSATION UPON TERMINATION. Notwithstanding anything contained herein to the contrary:

(a) Upon termination of Employee's employment hereunder, he shall be entitled to receive, in any case, any compensation or other amounts due to him pursuant to Section 3 or Section 4 in respect of Employee's employment prior to the Termination Date, and from and after the Termination Date, except as otherwise provided in Section 13(b), Company shall have no further obligation to Employee hereunder. Any amount payable to Employee pursuant to this Section 13(a) upon termination of employment hereunder shall be paid promptly, and in any event within ten (10) days, after the Termination Date.

(b) If Employee shall die prior to Employee's receipt of all payments required under this Agreement, Company shall pay Employee's designated beneficiary or, if there is no designated beneficiary, Employee's estate all such amounts that would have otherwise been payable to Employee under this Agreement as of the date of Employee's death.

14. OTHER CONSEQUENCES OF TERMINATION. Upon the termination of employment (for whatever reason and howsoever arising) Employee shall (i) at the request of Company's Board of Directors immediately resign without claim for compensation from any office held by Employee in Company or any Affiliate (but without prejudice to any claim for damages for breach of this Agreement or for any compensation which otherwise may be payable pursuant to this Agreement or otherwise) and in the event of failure to do so, Company is hereby irrevocably authorized to appoint some person in Employee's name and on Employee's behalf to sign and deliver such resignations to Company's Board of Directors; (ii) and immediately repay all outstanding advances, debts or loans due to Company or any Affiliate, and Company is hereby authorized to deduct from any payments due to Employee a sum in repayment of all or any part of any such advances, debts or loans.

15. NOTICES. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telecopy, e-mail or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to Company at:

22619 Pacific Coast Highway
Malibu, California 90265
Attn: President
Fax: (310) 456-7099

With a copy to Company's General Counsel at the above address via telefax to 310-455-6302

NM /JM

to Employee at: 22619 Pacific Coast Highway, Malibu, CA 90265

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

16. GOVERNING LAW; DISPUTE RESOLUTION. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California without regard to principles of choice of law or conflict of laws. Employee and Company agree to resolve all disputes arising hereunder (except those which involve allegations or disputes with respect to any obligations regarding use or disclosure of Information, or any other restrictive covenants, or with respect to Trade Rights) by binding arbitration in Los Angeles, California before a single arbitrator of the American Arbitration Association using its National Rules for the Resolution of Employment Disputes then in effect. All claims involving allegations or disputes with respect to any obligations regarding use or disclosure of Information, or any other restrictive covenants under this Agreement, or with respect to Trade Rights, shall be subject to the exclusive jurisdiction of the courts of the State of California, located in Los Angeles County, and to the jurisdiction of the United States District Court seated in Los Angeles, California. IN EACH OF THE INSTANCES REFERRED TO IN THE PREVIOUS SENTENCE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE UNITED STATES DISTRICT COURT IN LOS ANGELES COUNTY, CALIFORNIA IN CONNECTION WITH ANY PROCEEDING REFERRRED TO IN THE PRECEDING SENTENCE, WAIVES THEIR RIGHTS TO A TRIAL BY JURY AND ANY OBJECTION TO VENUE IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, OR SUCH DISTRICT. SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS IN ANY ARBITTRATON OR COURT PROCEEDING MAY BE MADE IN THE SAME MANNER AS IS PROVIDED FOR THE DELIVERY OF NOTICES UNDER THIS AGREEMENT.

17. REMEDIES. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

18. NO PRESUMPTIONS. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

19. ASSIGNMENT. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues Company's business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Employee shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency Proceeding against Employee, or any other ruling, judgment, order, writ or decree.

20. MISCELLANEOUS PROVISIONS. No amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof. The provisions of this Agreement are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

JAKKS PACIFIC, INC.

By: [signature]
Name: Michael Dwyer
Title: SVP - Legal

EMPLOYEE:

[signature]
John McGrath a/k/a Jack McGrath

MD

SCHEDULE A

California Labor Code Section 2871 provides that the assignment provided for in Section 9 of the within Agreement does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. Section 2870 of the California Labor Code states:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of Employee's rights in an invention to Employee's employer shall not apply to an invention that Employee developed entirely on Employee's own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by Employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

LIST OF INTELLECTUAL PROPERTY, INCLUDING PRIOR INVENTIONS AND OTHER WORKS OF AUTHORSHIP EXCLUDED FROM THE ASSIGNMENT PROVISIONS OF SECTION 8(c) OF THE FOREGOING AGREEMENT

Title of Invention	Date of Conception of Invention	Brief Description of Invention
None		

Number (if any) of Additional Sheets Attached : /

Signature of Employee: [signature]

Printed Name of Employee: JACK MCGRATH

JM